CONFIDENTIAL TREATMENT REQUESTED

Master Services Agreement

Client Name:	New Motion, Inc.
Attention:	Burton Katz
Address:	42 Corporate Park Second Floor Irvine, CA 92606
Phone Number:	949.777.3700
Fax Number:	949.777.3707
Email Address:	burtonk@newmotioninc.com
Effective Date:	January 1, 2008

This Master Services Agreement is made as of the Effective Date between Motricity, Inc., a Delaware corporation having its principal place of business at 210 West Pettigrew Street, Durham, NC 27701 (“Motricity”), and the Client identified above.

1.  Definitions
(a)  Affiliate. “Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with Motricity or Client, as the case may be. For purposes of this definition, “control” means the power to direct the management and policies of an entity, directly or indirectly, or the ownership of more than 50% of the voting securities of such entity.
(b)  Agreement. “Agreement” means this Master Services Agreement and all Schedules.
(c)  Client Care Incident. “Client Care Incident” means any inquiry by phone or email by a wireless subscriber concerning Client Content or Client’s use of the Motricity Services.
(d)  Client Content. “Client Content” means any Content that Client makes available through or transmits via or in connection with the Motricity Services.
(e)  Content. “Content” means applications and other content and services for mobile devices, including but not limited to games, ringtones, wallpaper, electronic books, music, videos, applications, and textual data (including SMS and other types of text messages), and also including both subscription-based and a la carte content.
(f)  Gross Premium Messaging Revenue. “Gross Premium Messaging Revenue” means the total revenue from premium messages delivered through Client’s use of the Motricity Services.
(g)  Motricity Services. “Motricity Services” means the Motricity products and services provided to Client hereunder as described in one or more Schedules.
(h)  Net Premium Messaging Revenue. “Net Premium Messaging Revenue” means the total amount received by Motricity from the wireless carriers in respect of premium messages delivered through Client’s use of the Motricity Services, less any amounts paid to any third party content providers.
(i)  Schedule. “Schedule” means a mutually-executed written a description of Motricity Services to be provided, which must include a schedule of any applicable key dates, a term, each party’s account managers for that schedule, a listing of any applicable roles and responsibilities, a fee and payment schedule, and any additional terms applicable to that Schedule.

2.  Motricity Services.
(a)  General. Motricity shall provide the Motricity Services in accordance with this Agreement and the applicable Schedules. If there is a conflict between this Agreement and a Schedule, the terms of the applicable Schedule prevail with respect to that Schedule.
(b)  Technical Requirements. Client shall comply with Motricity’s minimum technical and connectivity requirements for use of the Motricity Services, which currently requires that Clients who license Campaign Manager (i) use a Windows operating system (at least Windows 2000 or later), (ii) access Campaign Manager by means of Microsoft Internet Explorer 6.0 or later, and (iii) users can download, install, and operate Microsoft Windows Smart Client. Client is solely responsible for configuring its firewall, proxy server, or other Client network configuration in Client’s environment so as to enable access to and use of the Campaign Manager. For gateway aggregation services, Client is solely responsible for installing any necessary hardware and completing the integration coding in order to properly access Motricity’s APIs, SMPP connection, VPN, or other connectivity-related services. Motricity shall provide comprehensive documentation and standard technical support to assist Client in facilitating gateway connectivity, but is not responsible for writing any programming code or configuring software or hardware for Client.
(c)  Additional Integrations. Motricity shall support a single integration to Client’s systems, but may support additional integrations (“Additional Integrations”) either to Client’s systems or to a Client-designated third party’s systems, subject to Client’s payment of the additional fees as agreed between the parties.
(d)  Client Cooperation. Client acknowledges that Motricity requires certain technical information and other cooperation from Client in order to provide the Motricity Services and meet the projected delivery dates. Client shall provide such information and cooperation in a timely manner. Motricity is not responsible for any delays caused by Client’s failure to provide such information and cooperation in a timely manner.

(e)  Limited Content License. Client hereby grants Motricity a limited, non-exclusive license to use, modify and distribute Client Content solely to the extent necessary to provide the Motricity Services.
(f)  Short Code Provisioning. Motricity shall provision the Client’s SMS short code(s) with the applicable wireless carriers and use its reasonable efforts to facilitate SMS campaign approval and/or certification by the wireless carriers as required. Motricity cannot guarantee that a wireless carrier will approve and/or certify any particular campaign. Motricity shall submit to each carrier the appropriate documentation for short code provisioning and campaign approvals within one week of receiving all the necessary documentation, set-up fees, and campaign submission fees from Client.
(g)  Campaign Approvals. Client acknowledges that each wireless carrier may have unique requirements or standards for the approval and/or certification of campaigns and that these standards may change from time to time with or without notice. Motricity has no control over such requirements or standards or a carrier’s timing for providing approval and/or certification of campaigns.
(h)  Short Code Leases. Client is responsible for securing, and paying for, its own SMS short code lease(s) (“Short Code Lease”) through the Common Short Code Administration (“CSCA”) whose website is www.usshortcodes.com.
(i)  Account Management. Motricity shall provide an account support team, led by a primary account manager, to assist the Client in deployment and operation of the Motricity Services described hereunder. Motricity shall provide this support during Motricity’s normal business hours. If Client requires support after hours, Client shall notify Motricity in advance. The parties shall agree in advance in writing to the requirements, any additional costs, and any other special arrangements that will be needed to meet Client’s after hours support requirements.
(j)  Reporting. Motricity shall make available to Client all of its standard reports with respect to the applicable Motricity Services. If Client requires additional custom or manual reporting (“Custom Reporting”), Client shall notify Motricity in advance. The parties shall agree in advance in writing to the requirements, any additional costs, and any other special arrangements that will be needed to meet Client’s Custom Reporting requirements.

3.  Delivery and Content of Messages
(a)  Responsibility for Content. Client is solely responsible for the Client Content, and Client shall not use the Motricity Services to send any Unsuitable Content (as defined below). Client acknowledges that each wireless carrier has the right to review and block any or all Client Content prior to the delivery of such content to its subscribers, including the right to block all Content from particular subscribers. In addition, Motricity has the right, but is under no obligation to, block any Client Content that in its reasonable opinion would be considered by a wireless carrier to be Unsuitable Content. Notwithstanding the foregoing, Motricity’s or a wireless carrier’s failure to block Client Content is not an approval or other endorsement of the suitability of such Client Content.
(b)  Unsuitable Content. “Unsuitable Content” means any Content that is unlawful, harmful, threatening, defamatory, obscene, harassing, private, or racially, ethically or otherwise objectionable, that facilitates illegal activity, promotes violence or discrimination, incorporates any materials that infringe or assist others to infringe on any copyright, trademark, or other intellectual property rights, or contains or will contain any virus or computer code the purpose of which is to damage or interfere with the operation of any computer (including any software) or to misappropriate private information.
(c)  Solicitation; Opt-in; Opt-out. Client shall not (i) transmit “spam” or distribute any other unsolicited information, or (ii) contact wireless subscribers via other means, including telemarketing, unless the wireless subscriber provides prior express consent. Client shall only send Content to wireless subscribers who have affirmatively expressed a desire to receive such Content. Client shall provide a method for wireless subscribers to terminate their receipt of any Content. Client shall at all times ensure that Client’s messaging and content campaigns and Client’s use of the Motricity Services adheres to the then-current guidelines set forth by both the Mobile Marketing Association (“MMA”) and all participating carriers.
(d)  No Switchover Marketing. Client shall not use the Motricity Services, or any wireless subscriber information collected under this Agreement, to market to any carrier’s wireless subscribers (as a targeted group) to attempt to persuade them to use any other wireless carrier.
(e)  Premium Content. Client acknowledges that premium Content (meaning any Content for which a wireless subscriber is required to pay an additional fee over and above standard text messaging rates) is not available on all wireless phones, and that carriers have the right to impose limitations or prohibitions on certain wireless subscribers with respect to their purchase of premium Content.
(f)  Undelivered Messages. Client acknowledges that (a) Motricity does not guaranty that 100% of Client Content will be delivered by the carrier to the intended wireless subscribers; (b) neither Motricity nor any carrier is liable to Client for any messages deleted or not delivered, regardless of the reason for deletion or nondelivery including, without limitation, message processing or transmission errors.

4.  Fees and Payment Terms.
(a)  Fees Generally. Client shall pay Motricity the fees in the amounts and on the due dates specified herein and on the Schedules for the applicable Motricity Services.
(b)  General Expenses. Client shall reimburse Motricity for its direct out-of-pocket expenses incurred in connection with providing the Motricity Services, provided that such expenses (i) have been approved by the appropriate Client account manager, and (ii) if requested by Client, Motricity has submitted reasonable supporting documentation for the expense.
(c)  Carrier Expenses. Client shall pay Motricity any additional fees charged by any wireless carrier directly relating to Client’s use of the Motricity Services, including but not limited to (i) Short Code set-up and provisioning, (ii) promotional content delivery (e.g., free ringtones), (iii) program brief fees, or (iv) technical support (collectively, “Miscellaneous Carrier Fees”), and including an administrative fee of 10%. Client acknowledges that the wireless carriers modify the Miscellaneous Carrier Fees from time to time, including at times without notice to Motricity, and Motricity has no control over these fees or their application to Client campaigns.
(d)  Payment Terms. Client shall pay Motricity all fees and expenses owing hereunder or under any Schedule within 30 days of the invoice date or, if a specific payment date is designated in the applicable Schedule, on or before that date. Client shall pay interest at a rate of 1½% per month or the highest amount permitted by law, whichever is less, on any overdue amount that is Client has not disputed in good faith by written notice. In addition, Client shall reimburse Motricity for all reasonable costs and expenses incurred by Motricity in connection with the collection of overdue amounts, including attorneys’ fees. If payments are more than 15 days overdue, then Motricity has the right to suspend all Motricity Services on 15 days notice until the overdue amounts are paid in full.
(e)  Taxes. Client shall pay or reimburse Motricity for all sales taxes and other taxes, however characterized by the taxing authority, based upon the fees or other charges under this Agreement or otherwise incurred on account of Customer’s use of the Motricity Services, except for any taxes based upon Motricity’s net income.

5.  Term and Termination
(a)  Term. This Agreement commences on the Effective Date and will continue in effect until terminated as provided below.
(b)  Termination after Completion of Schedules. Either party has the right to terminate this Agreement on 30 days written notice if there are no Schedules then in effect. This Agreement automatically terminates if no Schedules have been in effect for one entire year.
(c)  Termination for Cause. Either party has the right to terminate this Agreement immediately by written notice:
(i)  if the other party has committed a material breach of its obligations under this Agreement and has failed to cure such breach (or, if such breach is not reasonably curable within 30 days, has failed to begin and continue to work diligently and in good faith to cure such breach) within 30 days of notice by the other party of such breach; or
(ii)  upon the institution of bankruptcy or state law insolvency proceedings against a party, if such proceedings are not dismissed within 30 days of commencement.

6.  Indemnification.
(a)  Generally. Each party (an “Indemnifying Party”) shall defend, indemnify and hold harmless the other party (an “Indemnified Party”) from and against any third party action, claim or suit brought against the Indemnified Party arising out of, or in any way connected to, any allegation of (i) breach by the Indemnifying Party of its obligations hereunder or (ii) any gross negligence or willful misconduct of the Indemnifying Party. Each Indemnified Party shall (a) promptly notify the Indemnifying Party of any third party claim subject to indemnification hereunder, (b) give the Indemnifying Party the right to control and direct the preparation, defense and settlement of any such claim and (c) give full cooperation to the Indemnifying Party for the defense of same. The Indemnified Party may participate in such defense at such party's own expense. The Indemnifying Party is not liable for any amounts paid in settlement of any claim or litigation covered by this Paragraph if such settlement is effected without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.
(b)  Intellectual Property. Subject to the foregoing, each party shall indemnify and the other party harmless against any third party claims for damages, costs and expenses (including reasonable attorneys’ fees), and court awards arising from (i) in the case of Motricity, the infringement by the Motricity Services, and (ii) in the case of Client, the infringement by any Client Content of any intellectual property right of any third party, except where, the case of the Motricity Services, such infringement is caused by Client’s unauthorized modification of the Motricity Services or unauthorized combination of the Motricity Services with third party products or services where the Motricity Services would not have been infringing without such modification or combination. If the Motricity Services become, or if Motricity reasonably believes they may become, the subject of any claim for infringement or are adjudicatively determined to infringe, then Motricity may, at its option and expense, either (i) procure for Client the right to continue to use the Motricity Services or (ii) replace or modify the Motricity Services with other suitable and reasonably equivalent services, so that the Motricity Services noninfringing. If neither (i) nor (ii) are reasonably possible on commercially reasonable terms as determined by Motricity in its reasonable discretion, then either party may terminate this Agreement.

7.  Disclaimers
(a)  Disclaimer of Warranties. EXCEPT AS EXPRESSLY PROVIDED ELSEWHERE HEREIN, MOTRICITY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONTENT OR SERVICES PROVIDED TO CLIENT HEREUNDER OR THE FUNCTIONALITY, PERFORMANCE OR RESULTS OF USE THEREOF. WITHOUT LIMITING THE FOREGOING, MOTRICITY DISCLAIMS ANY WARRANTY THAT THE CONTENT OR SERVICES PROVIDED TO CLIENT HEREUNDER OR THE OPERATION THEREOF ARE OR WILL BE ACCURATE, ERROR-FREE OR UNINTERRUPTED. MOTRICITY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT, FITNESS FOR ANY PARTICULAR PURPOSE OR ARISING BY USAGE OF TRADE, COURSE OF DEALING OR COURSE OF PERFORMANCE.
(b)  Disclaimer of Consequential Damages. NEITHER PARTY HAS ANY LIABILITY WITH RESPECT TO ITS OBLIGATIONS UNDER THIS AGREEMENT OR OTHERWISE FOR CONSEQUENTIAL, EXEMPLARY, SPECIAL, INCIDENTAL, OR PUNITIVE DAMAGES EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(c)  Limitation of Liability. EXCEPT FOR (i) ANY CLAIMS SUBJECT TO INDEMNIFICATION HEREUNDER, (ii) ANY CLAIMS FOR DIRECT DAMAGES TO REAL OR TANGIBLE PERSONAL PROPERTY OR DEATH OR BODILY INJURY PROXIMATELY CAUSED BY A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, (iii) EACH PARTY’S TOTAL, AGGREGATE LIABILITY TO THE OTHER FOR ANY REASON AND UPON ANY CAUSE OF ACTION INCLUDING WITHOUT LIMITATION, BREACH OF CONTRACT, NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATIONS, AND OTHER TORTS, IS LIMITED TO ALL REVENUE SHARE AMOUNTS PAID TO CLIENT BY MOTRICITY IN RESPECT OF THE CONTENT AND SERVICES DURING THE ONE YEAR IMMEDIATELY PRECEDING THE EVENTS GIVING RISE TO THE LIABLITY.

8.  General
(a)  Compliance with Laws. Each party is responsible for complying with all laws and regulations applicable to its obligations hereunder, including but not limited to any privacy laws and any laws concerning unsolicited communications.
(b)  Confidentiality. Each party shall keep confidential, and not use for any purpose detrimental to the disclosing party, any non-public information disclosed by the other party, including, but not limited to, the terms of this Agreement and any non-public technical information relating to the Services provided hereunder.
(c)  Force Majeure. “Force Majeure Event” means any act or event that (a) prevents a party (the “Nonperforming Party”) from performing its obligations or satisfying a condition to the other party’s (the “Performing Party”) obligations under this Agreement, (b) is beyond the reasonable control of and not the fault of the Nonperforming Party, and (c) the Nonperforming Party has not, through commercially reasonable efforts, been able to avoid or overcome. “Force Majeure Event” does not include economic hardship, changes in market conditions, and insufficiency of funds. If a Force Majeure Event occurs, the Nonperforming Party is excused from the performance thereby prevented and from satisfying any conditions precedent to the Performing Party’s performance that cannot be satisfied, in each case to the extent limited or prevented by the Force Majeure Event. When the Nonperforming Party is able to resume its performance or satisfy the conditions precedent to the other party’s obligations, the Nonperforming Party shall immediately resume performance under this Agreement. The relief offered by this paragraph is the exclusive remedy available to the Performing Party with respect to a Force Majeure Event.
(d)  Approvals. All references to a party having a right of approval include an implied obligation on the part of the approving party not to unreasonably withhold or delay its approval.
(e)  Publicity. Motricity has the right to use Client’s name in a press release and to use Client’s logo only for the purpose of communicating that the Client is a customer of Motricity. Client shall not use the names of any wireless carriers in association with the Motricity Services without first obtaining Motricity’s prior written consent.
(f)  Assignment. Neither party may assign any of its rights under this Agreement, except with the prior written consent of the other party, except that either party may assign this Agreement to an affiliate or in connection with a change of control transaction, provided that the acquirer has agreed in writing to comply with and be bound by all of the acquiree’s obligations hereunder. Any purported assignment of rights in violation of this Section is void.
(g)  Governing Law; Venue. The laws of the State of North Carolina (without giving effect to its conflict of laws principles) govern all matters arising out of or relating to this Agreement and the transactions it contemplates, including, without limitation, its interpretation, construction, performance, and enforcement. The parties expressly agree that neither the Uniform Computer Information Transactions Act, or any state’s version thereof, nor the United Nations Convention on Contracts for the International Sale of Goods apply to this Agreement. Except as set forth in the following paragraph, any claims or actions regarding or arising out of this Agreement must be brought exclusively in a court of competent jurisdiction sitting in Raleigh, North Carolina, and each party to this Agreement submits to the jurisdiction of such courts for the purposes of all legal actions and proceedings arising out of or relating to this Agreement. Each party waives, to the fullest extent permitted by law, any objection that it may now or later have to (i) the laying of venue of any legal action or proceeding arising out of or relating to this Agreement brought in any state or federal court sitting in Raleigh North Carolina; and (ii) any claim that any action or proceeding brought in any such court has been brought in an inconvenient forum.
(h)  Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, must be resolved by confidential binding arbitration in Raleigh, North Carolina in accordance with the Commercial Arbitration Rules of the American Arbitration Association (including, where applicable, the Supplementary Procedures for International Commercial Arbitration), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Either party may, without inconsistency with this agreement to arbitrate, seek from a court any provisional remedy that may be necessary to protect trademarks, copyrights, or other rights or property pending the establishment of the arbitral tribunal or its determination of the merits of the controversy. The parties agree that the arbitrator has the power to award all costs of the arbitration, including reasonable attorneys fees and expenses, to the prevailing party.
(i)  Independent Relationship. The relationship between the parties is that of an independent contractor. Nothing in this Agreement shall be deemed to create an employer/employee, principal/agent, partnership or joint venture relationship. Neither party shall have the authority to enter into any contract on behalf of the other party without that party’s express written consent. Neither party shall make any representation or incur any obligation in the name of or on behalf of the other party. Nothing in this Agreement shall be construed as or constitute an appointment of either party as the agent for the other.

(j)  Notices. Each party giving or making any notice, request, demand or other communication (each, a “Notice”) pursuant to this Agreement must give the Notice in writing and use one of the following methods of delivery, each of which for purposes of this Agreement is a writing: personal delivery, registered or certified U.S. Mail (in each case, return receipt requested and postage prepaid), or nationally recognized overnight courier (with all fees prepaid). Any party giving a Notice must address the Notice to the appropriate person at the receiving party (the “Addressee”) at the address listed on the signature page of this Agreement or to another Addressee or another address as designated by a party in a Notice pursuant to this Section. Except as provided elsewhere in this Agreement, a Notice is effective only if the party giving the Notice has complied with this paragraph.
(k)  Entire Agreement. This Agreement constitutes the final and complete agreement between the parties with respect to the matters contained herein. All prior and contemporaneous negotiations and agreements between the parties on the matters contained in this Agreement are expressly merged into and superseded by this Agreement. The provisions of this Agreement cannot be explained, supplemented or qualified through evidence of trade usage or a prior course of dealings.
(l)  Amendments. The parties can amend this Agreement only by a written agreement of the parties that identifies itself as an amendment to this Agreement.
(m)  Survival of Certain Provisions. Each party hereto covenants and agrees that the provisions in Sections 6, 7, and 8, in addition to any other provision that, by its terms, is intended to survive the expiration or termination of this Agreement, will survive the expiration or termination of this Agreement.

The parties are signing this Master Services Agreement on the date stated in the introductory clause.

Motricity, Inc.	New Motion, Inc.

By:	By:
Name:	Name:
Title:	Title:

CONFIDENTIAL TREATMENT REQUESTED

MESSAGING GATEWAY AND CAMPAIGN MANAGER SERVICES SCHEDULE

Client Name:	New Motion, Inc.
Effective Date:	January 1, 2008

This Messaging Gateway Services Schedule is a Schedule to that certain Master Services Agreement dated as of January 1, 2008 between Motricity and the Client identified above, and is made as of the Effective Date. Capitalized terms used and not defined herein have the meaning set forth in the Master Services Agreement.

1.  Scope of Work. Pursuant to this Schedule, Motricity shall provide the Content delivery and billing gateway Service and the Motricity Campaign Manager Service solely for use by the Client identified above, including, in each case, connections with applicable U.S. wireless carriers for bi-directional mobile content delivery and integration for direct billing via premium SMS. Motricity shall provide the Service in accordance with the Service Level Agreement attached hereto as Exhibit 3.

2.  Technical Support. Motricity shall provide Client with reasonable assistance, if applicable, in connecting to the Motricity Gateway and with on-going support, if applicable, for the Motricity Gateway and associated APIs.

3.  Timing. Motricity shall provide technical configurations and account login (consisting of a unique user name and password) upon execution of this Schedule and receipt of all applicable Set-Up Fees and first applicable license fee payments, if applicable.

4.  Fees.
(a)  Non-Premium Message Fees. For each non-premium message sent or received, whether mobile-originated (“MO”) or mobile-terminated (“MT”), by Client during each calendar month, Client shall pay Motricity a per-message fee of $***, except that, for each $1.00 of Gross Premium Messaging Revenue, Motricity shall give Client *** free non-premium MO or MT messages.
(b)  Premium Messaging Revenue Share.  For premium messages that Client delivers hereunder, Client shall pay Motricity a percentage of Net Premium Messaging Revenue equal to ***%. For any month for which Motricity’s share of Net Premium Messaging Revenue does not exceed $***, the percentage will automatically increase to ***% for that month.
(c)  Monthly Minimum Fees. Motricity’s share of Net Premium Messaging Revenue must be at least $*** each month, less any service level credits applied pursuant to the Service Level Agreement. For any month in which Motricity’s share falls below that threshold, Client shall pay Motricity the shortfall amount.
(d)  Short Code Lease Administration Fees. If Client requests that Motricity secure a Short Code Lease on Client’s behalf, Client shall reimburse Motricity for the direct costs associated with the Short Code Lease, and Client shall pay Motricity an additional fee of 10% of that direct cost in consideration of Motricity’s agreement to procure, setup, administer, and maintain Client short code(s). Unless Client notifies Motricity in writing at least 60 days prior to the applicable Short Code Lease renewal date, Motricity shall continue to renew and manage the Short Code Leases on Client’s behalf for the duration of the applicable Schedules, subject to Client’s payment of the fees and expenses described above.
(e)  Customer Service Fees. For each Client Care Incident, Client shall pay to Motricity a fee of $10.00 (the “Customer Service Fee”). Motricity shall send Client an invoice at the end of each calendar month for the Customer Service Fees incurred in such calendar month. However, Motricity shall waive this Customer Service Fee for the first 25 Client Care Incidents in each calendar month.
(f)  Promotional or Free Content Fees. If Client offers any binary Content (e.g. wallpaper, ring tones, etc.) through the Services for free or on a promotional basis, where there would otherwise be a premium content charge to the wireless subscriber for that Content, then Client shall pay Motricity a fee of $0.25 per download, plus any associated fees charged by the wireless carriers for such free or promotional Content.
(g)  Monthly Statements for Content Fees. Motricity shall deliver monthly statements, based upon its records to Client, indicating the traffic volume (number of MO and MT messages) for the preceding month along with an invoice for any fees owed and a statement of Client’s share of any Net Premium Messaging Revenue. Generally, Motricity receives statements from the carriers 45 - 90 days after the month in which the traffic was generated. In the event of a dispute, the carrier statements and payments received from the carriers are used to determine the final traffic volume.
(h)  Standard Payment Terms. Motricity shall pay Client (or shall apply to outstanding invoices, if any) the Client’s share of Net Premium Messaging Revenue within 30 days of Motricity receiving the corresponding payment from the carriers; provided, however, that if the total amount owed to Client is less than $500, Motricity shall carry that amount over to the following month.

*** Terms represented by this symbol are considered confidential. These confidential terms have been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission (“SEC”) and have been filed separately with the SEC.

(i)  Advance Payment Terms. If Client and Motricity mutually agree, Motricity shall pay Client an advance payment of Client’s share of Net Premium Messaging Revenue (“Advance Payment”), subject to the terms and conditions set forth on Exhibit 1 to this Schedule. The parties shall in good faith negotiate with Silicon Valley Bank to provide a first security interest to Client in the underlying receivables related to Client’s account.  In the event that the security interest is achieved, the advance payment program will cease. In the event the security interest is no longer in place other than on account of the Client terminating the securitization agreement, and Motricity has not instituted a comparable arrangement with another bank within 60 days, then Client has the right to terminate this Agreement on 30 days prior written notice, which notice must be delivered to Motricity within 15 days following the end of that 60 day period. In addition, Client may, until a comparable arrangement has been instituted, reinstate the Advance Payment program on 5 days prior written notice to Motricity.
(j)  Annual License Fee for Campaign Manager. Client shall pay Motricity an annual license fee of $***, payable in 4 equal quarterly installments at the beginning of each quarter, commencing on the Effective Date.

5.  Carrier Look-up Service.
(a)  Scope. Pursuant to this Schedule, Motricity shall also provide the carrier look-up service. The carrier look-up service is a solution to access and query a database by mobile phone number to determine the wireless carrier which is associated with that number (necessitated by Wireless Number Portability in the United States) for the purposes of wireless message routing. The Carrier Look-up Service only provides information about U.S.-based carriers who are part of the North American Number Portability Administration Center. As such, the service as defined and priced only provides carrier look-up support for messages destined for domestic (United States based) mobile phone subscribers.
(b)  Traffic Forecasts. If requested by Motricity, Client shall provide Motricity with a written good-faith traffic forecast every 60 days. Each forecast must include total expected monthly query volume, and peak hour query volume.
(c)  No Resale. The Carrier Look-up Service is for use by the Client only, solely for Client’s internal business purposes in connection with Motricity Services being provided under this Schedule and the Master Agreement. Client shall not under any circumstance offer the Carrier Look-up Service for resale to any third party, including by way of a service bureau.
(d)  Transaction Fees. Client shall pay Motricity a transaction fee for the Carrier Look-up Service in accordance with one of the three options indicated below. In each case, Client shall pay Motricity a transaction fee for the Carrier Look-up Service equal to the greater of (i) $*** minimum monthly commitment, and (ii) the total Transaction Fees determined by multiplying the total number of queries per month by the Per Query Fee of $***. For clarification, a query containing multiple telephone numbers will be considered multiple queries, according to the number of telephone numbers being looked up.
(e)  Disclaimer. CLIENT UNDERSTANDS AND ACKNOWLEGES THAT MOTRICITY DOES NOT MAINTAIN THE CARRIER LOOK-UP SERVICE DATABASE AND THEREFORE CANNOT MAKE ANY GUARANTEES AS TO THE AVAILABILITY OR RELIABILITY OF THE SERVICE OR THE ACCURACY OF THE INFORMATION OBTAINED BY THE SERVICE AND MOTRICITY IS NOT LIABLE IN ANY WAY IN CONNECTION WITH CLIENT’S USE OF THE CARRIER LOOK-UP SERVICE.

6.  Professional Services. Client may request enhancements to Motricity’s platforms or products such as reports, features, customizations or other services not listed above. These requests may include custom features development, system enhancements (API, Reporting, etc) or other changes. When Client makes a request, the Motricity Account Manager will work with the Motricity Professional Services organization to evaluate the request. If both parties agree to move forward based on the initial evaluation, Motricity will prepare a Statement of Work (“SOW”) documenting the requested work, and once signed, the work will be scheduled and performed. Client shall pay 50% upon the execution of SOW, and the balance upon acceptance of the deliverables in accordance with Motricity’s acceptance testing procedures to be specified in the SOW. The following table outlines the professional services rates that will apply for any requested work.

Function	Rate/Hour
Project / Program Management	$200
Engineering Services	$200
Quality Assurance Services	$130
Production/Operations Support	$175

*** Terms represented by this symbol are considered confidential. These confidential terms have been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission (“SEC”) and have been filed separately with the SEC.

7.  Contacts.

MOTRICITY
	Agreement-Related	Account Management & Support	Finance & Billing
1st Level Contact	Steve Leonard Tel: (919) 595-2735 Mobile: (617) 460-5208 Steve.leonard@motricity.com	Phil Speers Account Manager Tel: (919)-595-2667 Mobile : Phil.Speers@motricity.com	Melanie Robinson-Loper Settlements Analyst Tel: (919) 287-7400 ext. 7459 Melanie Robinson-Loper@Motricity.com

CLIENT
	Agreement-Related	Account Management & Support	Finance & Billing
1st Level Contact	Name: Sue Swenson Title: COO Tel: 949.777.3700x220 Mobile: 213.219.4031 Fax: 949.777.3707 Email: sues@newmotioninc.com	Name: Will Dixon Title: Director of Messaging & Billing Operations Tel: 206.224.2618 Mobile: 206.915.5745 Email: willd@newmotioninc.com	Name: Jerome Torresyap Title: Director of Strategic Planning & Analytics Tel: 949.777.3700x214 Mobile: 310-698-2218 Fax: 949.777.3707 Email: Jerome@newmotioninc.com

8.  Term of this Schedule. The initial Term of this Schedule is 2 years commencing on the Schedule Effective date, and automatically renews for additional one year terms, unless either party indicates their intent not to renew by providing the other party at least 30 days prior written notice before the end of the then current Term.

The parties have executed this Messaging Gateway Services Schedule effective as of the Effective Date.

Motricity, Inc.	New Motion, Inc.

By:	By:
Name:	Name:
Title:	Title:

CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT 1 TO MOTRICITY GATEWAY SERVICES SCHEDULE

ADVANCED PAYMENT TERMS

1.  Election. For each calendar month, Client may elect to receive Advance Payment provided that such election is made in a signed writing received by Motricity at least 30 days prior to the commencement of such quarter. The election made for a calendar month renews automatically for each subsequent month unless a signed writing rescinding such election is received by Motricity prior to the commencement of the month (“Election Period”).

2.  Determination. The Advance Payment amount must be determined solely in accordance with Motricity’s billing transaction report. It is understood by Client that there may be inconsistencies between Motricity’s billing reports and Client’s billing reports, but for the purposes of this Section, Motricity’s billing transaction reports are deemed accurate and final.

3.  Monthly Advance. For each calendar month during the Election Period, Motricity shall advance to Client ***% of the Client’s share of Net Premium Messaging Revenue as if Motricity had received such payment from the applicable carrier (the “Monthly Advance”), net of the Motricity Fee, as defined below (the “Net Advance”). Such Net Advance shall be paid within fifteen (15) or thirty (30) days of the end of such applicable month as designated by Client. Further, the Monthly Advance is subject to a limit of $***.

4.  Holdback Amount. If Motricity makes any Advance Payments to Client, then each month, Motricity shall holdback ***% (or a greater amount if the maximum Monthly Advance is paid) of the Client’s share of Net Premium Messaging Revenue generated during the preceding month (“Holdback Amount”). Motricity shall pay the Holdback Amount, subject to adjustment based upon actual carrier receipts, within 30 days of the end of the month in which it receives such payment from the carriers.

5.  Motricity Fee. In consideration for providing the Monthly Advance as set forth herein, Motricity shall retain, as a fee, ***% of the aggregate Monthly Advance and such fee shall be deducted from the Monthly Advance to be made by Motricity (the “Motricity Fee”).

6.  Right to Offset. The Parties agree that in the event that any of the applicable carriers hold back any fees or levy a charge back or an adjustment to Motricity related to Net Premium Messaging Revenue (“Adjustment”) and Motricity has paid Client the Monthly Advance, then Motricity may offset against any future amounts owed by Motricity to Client by the amount of any such Adjustment. In addition, the parties acknowledge that if Motricity has made a payment hereunder and Motricity is subsequently charged an Adjustment by a carrier related to such payment and the amount of such Adjustment is greater than the amounts owed by Motricity to Client, then Motricity may in its sole discretion elect to require Client to refund the portion on such payment which can not be fully offset as described above. Client shall make such refund payment within 30 days of such request.

*** Terms represented by this symbol are considered confidential. These confidential terms have been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission (“SEC”) and have been filed separately with the SEC.

EXHIBIT 2 TO MOTRICITY GATEWAY SERVICES SCHEDULE

PACKAGE DESCRIPTIONS

Definition of Products and Services:

Messaging Gateway
General Overview - The Messaging Gateway provides nation-wide mobile content delivery to millions of consumers through its relationship with all the major wireless carriers in the U.S. This includes a connection for bi-directional mobile content delivery and integration for direct billing via Premium SMS. Customers may choose to connect to Motricity’s gateway through one of two protocols, Short Messaging Peer to Peer (SMPP) v3.4, Hypertext Transfer Protocol (HTTP).

Campaign Manager
Subscription Registration System - Enables a customer to create and manager groups of subscribers. The system will allow the addition and deletion of subscribers to specific categories. Included in the subscriber management is the ability to set and bill users on a 30 day cycle for service associated with each subscription.

Alerting - Enables a customer to create and schedule the delivery of an MT SMS message to be sent to a registered subscriber or group of subscribers. Both standard and premium billing are supported.
Polling - Enables a customer to create and schedule a poll to run for a pre-determined amount of time. The poll will allow users to respond back with their choice and the results will be aggregated together. Both standard and premium billing is supported.

Trivia - Enables a customer to create and schedule a trivia game to run for a pre-determined amount of time. Users may respond to the trivia question and will be notified if their answer is correct or incorrect. Both standard and premium billing is supported.

Profiling - Enables the creation of a profile for the ability to group subscribers. The groupings are created by adding categories to the profile. Subscribers who are registered for that profile will be added into the profile to receive content targeted to them.

MO Keyword Registration - Enables the creation of logic to allow a subscriber to text in a specific message and be registered into the subscription management system.

Application Programming Interfaces
Subscriber API - The Subscriber API exposes the functionality of the subscription management system and enables the creation, deletion, or update of subscriber data.
Content API - The Content API supports the delivery of both ringtones and graphics to one or more users. Both standard and premium rate billing is supported.
Messaging API - The Messaging API provides the ability for a customer to send and receive an SMPP message to or from a specific MSISDIN via HHTP.
Event Notifications - These event notifications are designed to notify customers via HTTP of the following events:
•  Notification will be posted upon the activation of a subscriber in the Subscription Registration System.
•  Notification will be posted upon the deactivation of a subscriber in the Subscription Registration System.
•  Notifications will be posted upon the failure or refund of a billing transaction for carriers who support real-time billing information.

Custom External Notifications - Our External Notification System allows the development of custom plug-ins for various events that are generated by our system or the carrier systems.

Wireless Messaging Routing Service (Carrier Look-up API)
General Overview - WMRS allows our clients to use an http post or soap/xml web service to determine the correct mobile operator for a given phone number.  This service has been fully integrated into our existing APIs so that it can be used inline with other API calls, minimizing the overhead.  It is also available through a separate API call which will simply return the operator without performing any additional action.

Billing
Retry Billing -  Enables a further billing attempt for failed billing transactions which are not permanent failures. The service, which is managed by Motricity, is based on the logic supported by individual carrier and may change from time to time. This service will also unsubscribe registered users in the Subscription Registration Logic if the resubmission of the billing is not successful.

EXHIBIT 3 TO MOTRICITY GATEWAY SERVICES SCHEDULE

SERVICE LEVEL AGREEMENT

1.0	Motricity shall use commercially reasonable efforts to provide Customer with Gateway Availability (defined below) and Subscriber Provisioning (defined below).

2.0
Motricity may, from time to time, schedule planned maintenance or may require an emergency maintenance window (“Planned Maintenance”). Motricity will provide Client at least two (2) days advance notice of any Planned Maintenance, except for emergency maintenance

3.0	In the event of Downtime (defined below) in any given calendar month, Motricity shall provide a reduction to the Customer monthly minimum to be calculated as follows:

Motricity shall provide Customer a reduction of the monthly minimum fee equivalent to $*** for each hour during the downtime for each incident, subject to a maximum reduction not to exceed $***.  The availability of the reduction of the monthly minimum fee is contingent upon Client having opened a trouble ticket with Motricity’s service center within two (2) hours after the particular incident of Downtime occurs.  Notwithstanding any other provision of this Agreement, a Reduction of the monthly minimum fee shall be Client’s sole and entire remedy for any downtime arising under this Agreement.  Customer is restricted to one Downtime reduction within a 24 hour period.

Example:  If the Motricity Gateway were unavailable for *** consecutive hours the monthly minimum reduction for that month would be $***.

4.0
“Downtime” means the period of time greater than *** consecutive hours affecting Gateway Availability or Subscriber Service Availability such that Customer cannot use the Service for normal business purposes or operations. Availability does not include periods of time during which the Service is unavailable as a result of (a) Motricity’s Planned Maintenance, (b) the acts, negligence or willful misconduct of Customer or Customers employees, agents, vendors, contractors or other representatives, (c) events of force majeure (as set forth in the Agreement), or (d) failures caused by links, facilities or equipment not maintained or provisioned by Motricity.

5.0
“Gateway Availability” - Motricity Gateway will be available to receive or deliver messages to and from all major carriers (ATT, Verizon, Alltel, Sprint, and T-Mobile) and to customer’s system. This does not include failures caused by carrier links, facilities or equipment not maintained or provisioned by Motricity.

6.0	“Subscriber Service Availability” - Motricity subscriber Application Programming Interfaces will respond within ***for the following calls:

•	Get Subscriber

•	Create Subscriber

•	Send Optin

7.0
Any problem experienced by Client with the Services shall be reported to Motricity. Should Client plan to have an interruption within its own network or facilities, Client shall promptly notify Motricity.

*** Terms represented by this symbol are considered confidential. These confidential terms have been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission (“SEC”) and have been filed separately with the SEC.

All Downtime issues should be called into the NOC: 919-595-2700. All other severity levels may either be called in or submitted to our trouble ticket system via e-mail (Noc@motricity.com)

8.0
Motricity’s Network Operations Center (NOC) will coordinate incident isolation, testing and repair work within Motricity and all third party systems that are within the Motricity’s control. During the incident isolation and troubleshooting process, Motricity’s NOC will communicate incident resolution progress to Client

9.0
Motricity’s obligations under this SLA are only to Client, not to Client’s customers or end users. In the event of a service impairing event Motricity will communicate only with Client unless Motricity agrees otherwise. Client’s customers and end users may not report service events directly to Motricity.

10.0	Service level credits in accordance with this SLA are Client’s sole and exclusive remedy for any Downtime.